EXHIBIT 10.36

UNIVERSITY CONFIDENTIAL AND PROPRIETARY

EXCLUSIVE LICENSE AGREEMENT

License Agreement (“Agreement”), effective as of February 03, 2016 (“Effective Date”) between The Board Of Trustees Of The University Of Illinois, a body corporate and politic of the State of Illinois, 352 Henry Administration Building, 506 S. Wright St., Urbana, Illinois 61801 (“University”) and Ocugen, Inc. a Delaware corporation, with a principal place of business at One Great Valley Parkway, Suite 48, Malvern, PA 19355 (“Licensee”).

University holds certain rights to the patent rights and technical information described below and desires to have the rights exploited for commercial purposes for the public benefit. Licensee wishes to obtain the exclusive license to the patent rights and the non-exclusive license to the technical information for such commercial purposes.

Therefore, in consideration of the obligations set forth below, University and Licensee hereby agree as follows.

ARTICLE 1 — DEFINITIONS

“Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with Licensee. For purposes of the preceding sentence, “control” means the right to control, or actual control of, the management of the entity, whether by ownership of securities, by voting rights, by agreement or otherwise. While an entity is entitled to the benefits of an Affiliate under this Agreement for only the period of time the entity qualifies as an Affiliate under this definition, all obligations under this Agreement that accrued to the entity while an Affiliate shall survive until fulfilled even though the entity no longer qualifies as an Affiliate.

“Confidential Information” means any information or material disclosed by one party, the “disclosing party” to the other party, the “receiving party,” that is identified in writing as confidential at the time of disclosure or, if disclosed orally or observed, is identified as confidential at the time of disclosure or is summarized in a marked writing within forty-five days of disclosure and is not information or material that is: (a) already known to receiving party at the time of disclosure as evidenced by receiving party’s written records; (b) in the public domain other than through acts or omissions of receiving party, or anyone that accessed the Confidential Information from receiving party; (c) lawfully disclosed without restriction to receiving party by a third party; or (d) independently developed by receiving party without knowledge of or access to the Confidential Information as evidenced by receiving party’s written records.

“Field” shall have the meaning set forth on Schedule 1.

“including” means including, without limitation.

**PORTIONS OF THIS EXHIBIT (INDICATED BY ASTERISKS) HAVE BEEN OMITTED AS THE REGISTRANT HAS DETERMINED THAT (I) THE OMITTED INFORMATION IS NOT MATERIAL AND (II) THE OMITTED INFORMATION WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

UNIVERSITY CONFIDENTIAL AND PROPRIETARY

“Joint Patent Rights” means: (a) patents and patent applications covering inventions or discoveries that are jointly conceived and reduced to practice by University and Licensee; (b) U.S., PCT and foreign patent applications claiming priority therefrom, including divisions, continuations, and continuations-in-part; (c) patents issuing from any of the foregoing; and (d) reissues, renewals, reexaminations, substitutions or extensions thereof, and supplementary protection certificates referencing any of the foregoing.

“Joint Technical Information” means all know-how, information, trade secrets, experience, data, formulae, processes or procedures, excluding any Patent Rights, jointly developed and reduced to practice by University and Licensee during the course of activities pursuant to this Agreement, and if provided in the form of: (a) biological materials, then including all progeny, modifications and/or derivatives of such materials; or (h) software or other copyrightable work, then including all derivative works.

“Licensee Patent Rights” means (a) patents and patent applications covering inventions or discoveries conceived and reduced to practice by or on behalf of Licensee; (b) U.S., PCT and foreign patent applications claiming priority therefrom, including divisions, continuations, and continuations-in-part; (c) patents issuing from any of the foregoing; and (d) reissues, renewals, re-examinations, substitutions or extensions thereof, and supplementary protection certificates referencing any of the foregoing.

“Licensee Technical Information” means all know-how, information, trade secrets, experience, data, formulae, processes or procedures, excluding any Patent Rights, made by or on behalf of Licensee, and if provided in the form of: (a) biological materials, then including all progeny, modifications and/or derivatives of such materials; or (b) software or other copyrightable work, then including all derivative works.

“License Year” means each successive one year term following the Effective Date.

“Market Exclusivity” means an exclusive benefit by grant or an exclusion under or from any Regulatory Authority relating to a Product, including orphan drug protection and data exclusivity.

“Net Sales” means the gross amount actually received by or on behalf of a Licensee or Sublicensee for sales of the Product to third parties, less the following: (a) rebates, quantity and cash discounts, chargebacks and other usual and customary discounts to customers, (b) taxes and duties paid, absorbed or allowed that are directly related to the sale of the Product, (c) credits or allowances for spoiled, damaged, outdated, rejected or returned Product, (d) discounts or rebates or other payments required by applicable law, including any governmental special medical assistance programs, and (e) freight, insurance and other transportation expenses to the extent added to the sales prices and set forth separately as such in the total amount invoiced; provided that such deductions are in accordance with GAAP and within industry standards. (For the avoidance of doubt, the transfer of any Product by Licensee or one of its Affiliates to another Affiliate of Licensee for sale by such transferee Affiliate to a third party is not considered a part of gross sales; in such cases, Net Sales is determined based on the gross sales amount made by such Affiliate to such third party, less the adjustments allowed under this Article.) The supply of Product as samples, for use in non-clinical or clinical trials, or for use in any test or studies

UNIVERSITY CONFIDENTIAL AND PROPRIETARY

reasonably necessary to comply with any applicable laws, rules or regulations is not included in the computation of Net Sales. Net Sales is determined from books and records maintained in accordance with United States generally accepted accounting principles as consistently applied with respect to sales of the licensed Product.

“Patent Rights” means University Patent Rights, Joint Patent Rights, and Licensee Patent Rights.

“Product(s)” means any product or process: (a) claimed by the University Patent Rights or Joint Patent Rights, or whose manufacture, use or production is claimed by such rights; (b) the development, manufacture, reproduction, performance, use, sale or importation of which is, incorporates, uses or is derived from the University Technical Information or Joint Technical Information; or (c) meeting the qualifications of both (a) and (b) of this definition.

“Regulatory Authority” means the U.S. Food and Drug Administration, European Medicines Agency or other similar regulatory body, agency or entity, and their respective successors anywhere in the world, that grants approvals, licenses, registrations or authorizations on behalf of any national, multi-national, regional, state or local agency, department, administration, bureau, fund, commission, council or other governmental entity necessary to test, make, market, distribute, use or sell products in its respective jurisdiction.

“Royalty Period” means each twelve (12) month calendar period of a License Year. The final Royalty Period shall end on the date of termination or expiration of this Agreement.

“Sublicense” means any agreement, however captioned, and regardless of how the conveyances are referred to, or how the parties are referred to therein, in which Licensee directly or indirectly through privity of contract: (a) grants or otherwise conveys any of the rights licensed hereunder; (b) agrees not to assert any or the rights licensed hereunder; (c) has obtained the agreement of the other party thereto not to practice any right licensed hereunder; and/or (d) permits the making, offering for sale, using, selling and/or importing of Product.

“Sublicensee” means any third party to which a Sublicense is conveyed.

“Sublicense Revenue” means all remuneration paid to Licensee under a Sublicense, including all up-front license fees, milestone payments, maintenance fees or other sums, and the fair market value of any non-cash payments and/or in kind transfers, but excluding royalties paid by Licensee to University hereunder based on Net Sales by Sublicensees.

“Technical Information” means University Technical Information, Joint Technical Information, and Licensee Technical Information.

“Term” means the period of time from the Effective Date until the later of the date: (a) of the last to expire of the Patent Rights; or (b) when Licensee provides notice that use of University Technical Information has ceased in accordance with Section 2.1; or (c) of the expiration of the last form of Market Exclusivity.

“Territory” shall have the meaning set forth on Schedule 1.

UNIVERSITY CONFIDENTIAL AND PROPRIETARY

“University Patent Rights” means: (a) the patents and patent applications listed on Schedule 1; (b) U.S., PCT and foreign patent applications claiming priority therefrom, including divisions, continuations, and continuations-in-part; (c) patents issuing from any of the foregoing; and (d) reissues, renewals, re-examinations, substitutions or extensions thereof, and supplementary protection certificates referencing any of the foregoing, in each case only to the extent of the claimed subject matter that is fully disclosed and enabled by the disclosures in (a) of this definition to satisfy 35 U.S.C. §112.

“University Technical Information” means the information and/or material described on Schedule 1, and if provided in the form of: (a) biological materials, then including all progeny, modifications and/or derivatives of the materials made by or on behalf of solely University; or (b) software or other copyrightable work, then including all derivative works made by or on behalf of solely University.

ARTICLE 2 — GRANT OF LICENSE

2.1    Grant. Subject to the terms and conditions of this Agreement and Licensee’s continuing compliance therewith, University grants and Licensee accepts: (a) an exclusive, non-transferable license, limited to the Field and the Territory, with the right to sublicense, under the University Patent Rights and Joint Patent Rights to make, have made, use, import, sell, and offer for sale royalty-hearing Product solely within the Field and within the Territory; and (b) a non-exclusive, non-transferable license, limited to the Field and the Territory, with the right to sublicense, to use the University Technical Information and Joint Technical Information to make, have made, use, import, sell, and offer for sale royalty-bearing Product solely within the Field and within the Territory. Within thirty (30) days of the last signature below, University shall provide Licensee with all University Technical Information necessary and appropriate for the practice of the University Patent Rights for Licensee to use solely as permitted in Section 2.1(b), which constitutes University’s entire obligation to Licensee regarding the University Technical Information. If the University Technical Information includes tangible materials, then such University Technical Information is provided in bailment to Licensee solely as permitted in Section 2.1(b), and nothing herein shall be construed as a sale thereof. Licensee shall notify University when all use of University Technical Information ceases, and all rights to University Technical Information granted in Section 2.1(b) shall revert to University as of the date of the notice.

2.2    Reservations. University reserves all rights, titles and interests not expressly granted in Section 2.1, and the right to practice and have practiced the University Patent Rights for non-profit purposes, including teaching, research and public service, and to publish any information included in the University Patent Rights and University Technical Information. Nothing in this Agreement or a party’s performance hereunder shall be construed as conferring, by implication, estoppel or otherwise, upon Licensee, any party in privity with Licensee, or any customer of any of the foregoing, any right, title or interest under any of University’s intellectual or tangible property right at any time, except for those rights as expressly granted in Section 2.1. Nothing in this Agreement shall be construed as University granting any license under University Patent Rights or University Technical Information owned by any third party.

UNIVERSITY CONFIDENTIAL AND PROPRIETARY

2.3    Sublicenses. Subject to the terms and conditions of this Agreement and Licensee’s and Sublicensee’s continuing compliance therewith, Licensee may grant Sublicenses provided each is: (a) in writing; (b) not transferable whether by assignment, delegation, sublicense or otherwise without University’s consent, which shall not be unreasonably withheld; and (c) on terms and conditions that are consistent with and not in conflict with this Agreement, are no less protective of University’s rights than those terms and conditions set forth herein, create no additional obligation on University, and designate University as a third party beneficiary thereunder. Licensee shall be fully responsible to University for any breach of any Sublicense that would constitute a breach of this Agreement if the result of actions or inactions of Licensee hereunder. For clarity, any Affiliate desiring to exercise any of the rights granted hereunder must enter into a Sublicense. Licensee will provide University with a copy of each Sublicense, and each amendment, restatement and/or termination thereof, within [___]** ([___]**) days of execution, and in no event any later than [___]** ([___]**) business days following University’s request. Licensee will provide University with a copy of each report received by Licensee from each Sublicensee. If this Agreement is terminated for any reason, any Sublicensee currently in good standing at the time of termination, as reasonably evidenced to University by contemporaneous written records, shall, from the effective date of such termination, upon Sublicensee’s written request to University within thirty (30) days of such effective date of termination, become a direct licensee of University with respect to the rights originally sublicensed to the Sublicensee by Licensee. Licensee shall bear the responsibility of informing each Sublicensee in the event this Agreement is terminated, in accordance with the provisions of the applicable Sublicense.

2.4    Federal Funding. Licensee understands that Patent Rights or Technical Information may have been conceived or first actually reduced to practice, or during the Term may be first actually reduced to practice, with funding from the U.S. government. All rights granted in this Agreement are limited by and subject to the rights of the United States government, including those set forth in 35 U.S.C. §200 et seq. (“Bayh-Dole Act”). Licensee agrees to comply and permit University to comply with the Bayh-Dole Act, including to provide the reporting information required and to substantially manufacture Product and products produced through the use of Product in the United States, unless waived. Licensee is a “small business concern” as defined in 15 U.S.C. §632 and shall promptly notify University of any changes during the Term.

ARTICLE 3 — CONSIDERATION

3.1    Signing Fee. Within ten (10) business days of the last signature to this Agreement, Licensee shall pay University the amount set forth on Schedule 1 listed as the “Signing Fee.”

3.2    Net Sales. Net Sales accrue with the earlier of invoice or provision of Product, whether by sale, lease, transfer, performance or otherwise. Within sixty (60) days after the end of each Royalty Period. Licensee shall pay University royalties on Net Sales accruing in such Royalty Period in the percentages set forth on Schedule 1. Royalty payments on Net Sales made to University may be credited toward the Annual Minimum for the License Year in which the royalty payment accrues, and only for that License Year.

3.3    Sublicensee Revenues. Sublicensee Revenues accrue upon receipt by Licensee. Within forty-five (45) days of the Sublicensee’s payment date to Licensee, Licensee shall pay University royalty on Sublicensee Revenue as set forth on Schedule 1. Royalty payments on

UNIVERSITY CONFIDENTIAL AND PROPRIETARY

Sublicensee Revenue made to University may be credited toward the Annual Minimum payment for the License Year that the Sublicensee Revenue royalty payment accrues, and only for that License Year. Licensee shall not receive Sublicensee Revenue other than in the form of cash payments without agreement with University on the fair market value thereof, which shall not be unreasonably withheld.

3.4    Annual Minimums. If total amounts actually paid by Licensee to University under Sections 3.2 and 3.3 for any License Year are less than the amount set forth on Schedule 1 for that License Year (each an “Annual Minimum”), then within [___]** ([___]**) days of the end of the License Year, Licensee shall pay University the amount equal to the shortfall. If this Agreement expires or terminates for any reason, the Annual Minimum for that License Year shall be reduced pro-rata and due immediately upon such expiration or termination.

3.5    Milestone Payments. Licensee shall pay University each milestone payment set forth on Schedule 1 within [___]** ([___]**) days after the occurrence of the corresponding milestone event.

3.6    Payments and Financial Reports.

(a)    All amounts due to University under this Agreement shall be paid in U.S. dollars, by check or other instrument representing immediately available funds, payable as set forth on Schedule 1. Payments are non-refundable and unless expressly stated herein, non-creditable. If Licensee or any Sublicensee receives payment in a currency other than U.S. dollars, such currency will be converted directly from the currency in the country of sales origin to U.S. dollars on the date payment was made to Licensee or Sublicensee, without intermediate conversions, based on the conversion rate applicable for exchange of Citibank, N.A., in New York, New York, on the date of payment.

(b) Payments due to the University under this Agreement, if not paid when due, shall be subject to a late payment charge of 1.75% of the delinquent amount (or the maximum interest rate permitted by law if less) or $1.00, whichever is greater, per month on the past due balance, and a past due penalty of $2.00 per month. In the event Licensee’s past due amount is referred for collection, Licensee shall pay a one-time collection fee of $40.00, Licensee hereby acknowledges that University may refer Client’s past due accounts for collection and authorize legal action for the collection of past due accounts, and Licensee shall be responsible for all reasonable costs of collection incurred by University including reasonable attorney fees and court costs. The accrual or receipt by University of interest under this Section shall not constitute a waiver by University of any right it may otherwise have to declare a breach of or default under this Agreement and to terminate this Agreement. Licensee authorizes University and its agents to contact Licensee at any telephone number, wireless communication service and/or email address Licensee provides to the University, using automated telephone dialing systems, artificial or pre-recorded voice or text messages, or personal calls, regarding Licensee’s obligation to repay any debt owed to University. Licensee understands that others may be able to access University’s messages and/or emails, and their content, which may include information regarding Licensee’s debt. The accrual or receipt by University of late payments and interest shall not waive any right or remedy University may otherwise have; including to terminate this Agreement in accordance with Section 6.2.

UNIVERSITY CONFIDENTIAL AND PROPRIETARY

(c)    Licensee shall promptly notify University of Sublicensee Revenue that has accrued. In addition, Licensee shall deliver to University a true and complete accounting within [___]** ([___]**) days after the end of each Royalty Period, including the final Royalty Period showing all amounts that have accrued to University during the Royalty Period, the calculation of such amounts on a Product-by-Product basis as set forth on Exhibit A. If no payments are due in a Royalty Period, then Licensee shall submit a report to University so stating.

3.7    Records. Licensee shall keep, and shall cause each Sublicensee to keep, complete, continuous and accurate records in sufficient and customary detail such that the calculations and payment amounts may be verified. During the Term and for a period of [___]** ([___]**) years following the expiration or termination of this Agreement, Licensee shall permit, and shall ensure each Sublicensee shall permit, University and/or its representative to audit and copy their respective books and records regarding any obligation under Article 3, during normal business hours on no less than five days prior written notice. The examinations shall be made at ‘University’s expense, unless the examination shows a shortage of ten percent (10%) or more in the amount of payments made to University prior to notice of the audit, in which case, Licensee shall reimburse University for all costs and expenses, including attorneys’ or professionals fees incurred in connection therewith.

3.8    Diligence.

(a)    Licensee shall use commercially reasonable efforts to bring or require its Sublicensees to bring Products to market within the Field and throughout the Territory, and develop such markets through a thorough, vigorous and diligent program for the commercial exploitation of the University Patent Rights, Joint Patent Rights, University Technical Information, and Joint Technical Information. In partial satisfaction of its obligations to bring Products to market, Licensee shall use commercially reasonable efforts to achieve the development events by the corresponding dates as set forth in Schedule 1, and shall promptly notify University upon the achievement of each development event, identify whether the Licensee or which of its Sublicensees arc responsible for such achievement, and provide the actual date of such achievement.

ARTICLE 4 — IP OWNERSHIP AND IP MANAGEMENT

4.1    Ownership.

(a)    Patent Rights. Any Joint Patent Rights shall be jointly owned by University and Licensee, with each party having a complete, undivided interest in such Joint Patent Rights. All Licensee Patent Rights shall be and remain the sole and exclusive property of Licensee. All University Patent Rights shall be and remain the sole and exclusive property of University, subject to the rights granted in Section 2.1 of this Agreement.

(b)    Technical Information. Any Joint Technical Information shall be jointly owned by University and Licensee, with each party having a complete, undivided interest in such Joint Technical Information. All Licensee Technical Information shall be and remain the sole and exclusive property of Licensee. All University Technical Information shall be and remain the sole and exclusive property of University, subject to the rights granted in Section 2.1 of this Agreement.

UNIVERSITY CONFIDENTIAL AND PROPRIETARY

4.2    University Patent Rights.

(a)    Responsibility. University shall be responsible for filing, prosecuting, defending and maintaining the University Patent Rights and University Technical Information in its sole discretion. University shall instruct its patent counsel to provide Licensee with copies of all official actions and other communications received from or submitted to the United States Patent and Trademark Office (and corresponding foreign authorities) with respect to the University Patent Rights in the Field and Territory. Provided Licensee is not in breach of this Agreement, University shall reasonably consider Licensee’s advice and comments regarding prosecution strategy for University Patent Rights.

(b)    Patent Costs. Within thirty (30) days receipt of each invoice, Licensee shall reimburse University for all reasonable documented costs and expenses, including attorneys’ fees, whether incurred before, on or after the Effective Date in connection with the University Patent Rights, including the preparation, filing, prosecution, maintenance and defense thereof. From time to time, the anticipated costs and expenses may be significant, including when nationalizing and paying annuities, or Licensee may have been or be in arrears, and in either case Licensee shall, upon request, pay to University estimated costs and expenses in advance of such costs and expenses being incurred.

(c)    Discontinuation of Support. If Licensee desires to stop paying future costs or expenses associated with the filing or prosecution of any patent application, or maintenance or defense of any patent within the University Patent Rights then it shall give prompt written notice to University prior to University incurring such costs or expenses. All rights in and to University Patent Rights shall revert to University upon receipt of such notice. If Licensee does not provide University with notice at least thirty (30) days prior to the date on which the cost or expense may be incurred, then Licensee shall remain responsible therefor. University, acting in reliance on such notice, ceases to file or prosecute such patent application or maintain or defend such patent of the University Patent Rights, then Licensee and/or Sublicensee shall not sell any product or practice any processes that would have been covered by the claims of that patent application or patent unless Licensee pays royalties on Net Sales in that country at the royalty rate set for Net Sales of Product defined under subsection (b) of the definition of Product. For clarity, in addition to and not in lieu of any other rights and remedies, any patent or patent application within the University Patent Rights for which Licensee fails to pay any invoice when due shall revert to University, shall be unilaterally removed from the University Patent Rights along with all University Patent Rights arising from such patent application or patent after the date of exclusion without further obligation to Licensee, and may be freely licensed by University to others.

(d)    Abandonment. In the event that University decides at any time to discontinue the prosecution of any patent applications or maintenance of any patents included in the University Patent Rights in the United States or any foreign country, University shall notify Licensee. Such notification shall be given at least sixty (60) days prior to the date on which such patent application(s) or patent(s) will become abandoned. Licensee shall then have the option, exercisable upon written notification to University, to assume full responsibility, at its discretion and sole cost, for prosecution of the affected patent application(s) or maintenance of any of the affected patent(s) in such country or countries. University shall provide all assistance reasonably necessary to allow Licensee to assume the prosecution of such affected patent application(s) or maintenance of such affected patent(s).

UNIVERSITY CONFIDENTIAL AND PROPRIETARY

4.3    Joint Patent Rights and Licensee Patent Rights.

(a)    Responsibility. Licensee shall be responsible for filing, prosecuting, defending and maintaining the Joint Patent Rights and the Licensee Patent Rights in its sole discretion. With respect to Joint Patent Rights, Licensee shall instruct its patent counsel to provide University with copies of all official actions and other communications received from or submitted to the United States Patent and Trademark Office (and corresponding foreign authorities) with respect to the Joint Patent Rights in the Field and Territory. Provided University is not in breach of this Agreement, Licensee shall reasonably consider University’s advice and comments regarding prosecution strategy for Joint Patent Rights.

(b)    Patent Costs. Licensee shall be responsible for all costs and expenses in connection with the Joint Patent Rights and Licensee Patent Rights, including the preparation, filing, prosecution, maintenance and defense thereof.

(c)    Abandonment. In the event that Licensee decides at any time to discontinue the prosecution of any patent applications or maintenance of any patents included in the Joint Patent Rights in the United States or any foreign country, Licensee shall notify University. Such notification shall be given at least sixty (60) days prior to the date on which such patent application(s) or patent(s) will become abandoned. University shall then have the option, exercisable upon written notification to licensee, to assume full responsibility, at its discretion and sole cost, for prosecution of the affected patent application(s) or maintenance of any of the affected patent(s) in such country or countries. Licensee shall provide all assistance reasonably necessary to allow University to assume the prosecution of such affected patent application(s) or maintenance of such affected patent(s).

4.4    Patent Term Extension. On a country-by-country basis, the parties shall cooperate in selecting the patent within the Joint Patent Rights and University Patent Rights for which to seek term extension, and as applicable, the Product for which to reference in a supplementary protection certificate, in accordance with the applicable laws of each country where there are Patent Rights. Each party agrees to execute any documents and to take any additional actions as the other party may reasonably request in connection therewith.

4.5    Marking. Licensee shall ensure all Product are marked with the: (a) Joint Patent Rights and University Patent Rights in a manner provided for under applicable patent laws; and (b) Field and Territory restrictions, including in a manner sufficient to prevent any implied license.

4.6    Enforcement.

(a)    If Licensee becomes aware of the infringement of any patent under the Joint Patent Rights or University Patent Rights, it shall immediately notify University, and provide any available evidence of such infringement lawfully in its possession or that of its Sublicensees. Licensee shall have the first right to abate the alleged infringement in the Field. Licensee may enforce the Joint Patent Rights or University Patent Rights against the infringer in the Field by appropriate legal proceedings, provided that Licensee employs counsel reasonably satisfactory to

UNIVERSITY CONFIDENTIAL AND PROPRIETARY

University, informs University of all development’s in such proceedings, and provides University with all correspondence between it and the infringer including pleadings related to any such action. University shall not be required to join such action unless it has agreed to do so in writing prior to the commencement thereof, or unless required by applicable law as a necessary party, in which event University will cooperate reasonably with Licensee, at Licensee’s expense, in such litigation and Licensee will indemnify University and its Affiliates, including its trustees, officers, agents and employees, in respect to any damages or other costs of any type arising out of or relating to such enforcement action. Nothing in this Agreement is a waiver of sovereign immunity. University shall have the right to be represented by counsel of its selection. Licensee shall not have any right to surrender or compromise the Joint Patent Rights or University Patent Rights, to admit the fault of University, its counsel or any inventor on the Joint Patent Rights or University Patent Rights, to create an obligation on University, or to grant any infringer any rights under the Joint Patent Rights or University Patent Rights other than a Sublicense subject to the conditions which would apply to the grant of any other Sublicense.

(b)    Licensee shall be responsible for all costs and expenses of any abatement and/or enforcement activities, including legal proceedings, which Licensee initiates, including paying all reasonable costs and expenses that University incurs in connection with any abatement activity and/or enforcement proceedings. Recoveries collected by Licensee shall be paid (i) first, to Licensee in the amount of all documented and reasonable out-of-pocket costs and expenses incurred by Licensee in such action, (ii) then to University to reimburse University for any of its documented and reasonable out-of-pocket costs and expenses incurred that have not been previously reimbursed by Licensee, and (iii) the remainder, if any, shall be divided 60% to Licensee and 40% to University, unless such amount is less than the amount due if the payment is treated as Sublicense Revenue, in which case the payment shall be treated as Sublicense Revenue.

(c) If Licensee elects not to abate any alleged infringement or to enforce the Joint Patent Rights or University Patent Rights, then it shall so notify University in writing. Upon receipt of such notice, or in the event Licensee fails to abate or enforce the Joint Patent Rights or University Patent Rights regarding such alleged infringer within ninety (90) days of notice of the alleged infringement, University may, in its sole discretion, and at its own expense, take steps to abate the alleged infringement and/or enforce any Joint Patent Rights or University Patent Rights, to control, settle, and defend such suit, and to recover for its own account any damages, awards or settlements. Licensee shall reasonably cooperate in any such actions, including being joined as a party in such action upon University’s written request.

ARTICLE 5 — REPRESENTATIONS AND INDEMNIFICATION

5.1    University’s Limited Representation. As a state entity, University is not permitted to make any warranties. However, University represents solely that it has the right, power and authority to enter into this Agreement. The University Patent Rights and University Technical Information are provided “AS IS; WHERE IS.” EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 5.1, UNIVERSITY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS STATUTORY, IMPLIED OR OTHERWISE, INCLUDING RELATING TO PERFORMANCE, MARKETABILITY, TITLE OR OTHERWISE, IN ANY RESPECT RELATED TO THE UNIVERSITY PATENT RIGHTS, UNIVERSITY TECHNICAL INFORMATION OR

UNIVERSITY CONFIDENTIAL AND PROPRIETARY

PRODUCT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS, REGARDING THE MAKING, USING OR SELLING OR OTHER DISTRIBUTION OF PRODUCT BY ANY PERSON OR ENTITY, THE VALIDITY, SCOPE, ENFORCEABILITY OR PATENTABILITY OF ANY OF THE UNIVERSITY PATENT RIGHTS, THE ACCURACY OF ANY INFORMATION PROVIDED OR THE ACCURACY, SAFETY, OR USEFULNESS FOR ANY PURPOSE OF ANY OF THE UNIVERSITY PATENT RIGHTS, UNIVERSITY TECHNICAL INFORMATION OR PRODUCT.

5.2    Licensee Representations. Licensee represents and warrants that: (a) the execution and delivery of this Agreement has been duly authorized and no further approval, corporate or otherwise, is required in order to execute, deliver and perform this valid and binding agreement in accordance with the terms and conditions herein; (b) it and all Sublicensees shall comply with all court orders and applicable international, national, or local laws and/or regulations in its performance under this Agreement, including export control laws and HIPAA; (c) it shall diligently pursue the development, manufacture, and sale of Product in the Field and the Territory throughout the Term and comply with the terms and conditions herein; (d) it now maintains and shall continue to maintain throughout the Term and beyond insurance coverage in accordance with Section 5.5; and (e) it is and shall be at all times during the Term a valid legal entity existing under the law of its state of formation with the power to own all of its properties and assets and to carry on its business as it is currently being conducted.

5.3    Limitation of Liability. In no event shall either University or Licensee or their respective Affiliates including their respective trustees, directors, officers, faculty, staff, students, employees, independent contractors or agents (collectively, the “Representatives”), be responsible or liable for any indirect, special, punitive, incidental, exemplar), or consequential damages, loss of use or lost profits regardless of legal theory or whether advised of the possibility of such damage. Licensee shall not, and shall require that its Sublicensees do not, imply or make any statements, representations or warranties, or accept any liabilities or responsibilities whatsoever that are inconsistent with this Article 5. The aggregate liability of each party to the other for any and all breaches of this Agreement, any negligence or arising in any other way out of the subject matter of this Agreement, shall not exceed the royalties and other amounts paid or payable to University hereunder.

5.4    Indemnification. Licensee, on behalf of itself and Sublicensees, assumes the entire risk and responsibility for the safety, efficacy, performance, design, marketability, title and quality of all Product. None of the University, its affiliates or any of their respective Representatives (each an “Indemnified Person”) shall have any liability or responsibility whatsoever to Licensee or any Sublicensee or any other person or entity for or on account of (and Licensee agrees and shall cause each of its Sublicensees to agree not to assert any claim against any Indemnified Person in connection with) any injury, loss, or damage of any kind or nature, sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed upon, Licensee, any of its Sublicensees, or any other person or entity, whether direct, indirect, special, punitive, incidental, consequential or otherwise arising under any legal theory, including attorneys’ fees, and Licensee shall indemnify and hold each Indemnified Person harmless from and against all claims, demands, losses, damages or penalties, including attorneys’ fees, arising out of or in connection with or relating to: (a) Licensee’s breach of this Agreement and/or Sublicensees’ breach of their respective

UNIVERSITY CONFIDENTIAL AND PROPRIETARY

agreements pertaining to the subject matter of this Agreement; (b) the exercise of any right granted, including when resulting in the exhaustion of University’s rights in patents other than the Patent Rights as licensed; (c) the advertising, promotion, marking, manufacture, sale, offer for sale, importation, exportation or use of Product, and related product liability therefrom; (a) any act or omission of negligence or willful misconduct by Licensee, and/or Sublicensees; and/or (b) the death of or injury to person(s) or property damage relating to the subject matter of this Agreement; except to the extent of such losses that are attributable to University’s breach of this Agreement, negligence or willful malfeasance. Licensee shall not settle or compromise any claim or allegation subject to indemnification hereunder in a manner that imposes any material obligation on, or makes any admission of fault by, any Indemnified Person (including compromising the validity or enforceability of University Patent Rights, Joint Patent Rights, University Technical information, and/or Joint Technical Information). Notwithstanding anything to the contrary herein, the indemnification obligations of Licensee under this Section 5.4 do not apply to any claims to the extent they relate to or arise out of infringement or alleged infringement of the University Patent Rights or University, Technical Information.

5.5    Insurance. Licensee shall obtain and carry in full force and effect, and shall cause its Sublicensees to obtain and carry in full force and effect, insurance with the coverages and limits as are reasonably adequate to ensure that Licensee can meet its obligations to University under this Agreement, including pursuant to this Article 5, the nature and extent of which insurance shall be commensurate with usual and customary industry practices for similarly situated companies, but in any event not less than the amounts set forth on Schedule 1. Such insurance will be written by a reputable insurance company reasonably acceptable to the University authorized to do business in the State of Illinois, will name the University as an additional insured under all general liability and product liability policies and shall require thirty (30) days written notice to be given to University prior to any cancellation, endorsement or other change. Licensee will provide University, for itself and on behalf of any Sublicensee, with appropriate certificates of insurance from time to time as requested by University reflecting the obligations of Licensee pursuant to this Section 5.5.

ARTICLE 6 — TERM AND TERMINATION

6.1    Term. Unless terminated earlier under Sections 6.2 or 6.3, this Agreement shall expire at the end of the Term.

6.2    University Right to Terminate. University shall have the right (without prejudice to any of its other rights or remedies conferred on it by this Agreement or otherwise) to terminate this Agreement if Licensee:

(a)    fails to pay any amount, provide any other consideration, or make any report when required to be made pursuant to this Agreement, and Licensee does not cure such failure within thirty (30) days after notice thereof by University;

(b)    is in breach of any provision of this Agreement not covered by Section 6.2(a), including failing to meet any requirement under Section 3.8 of this Agreement, and Licensee fails to remedy any such breach within forty-five (45) days after notice thereof by University;

UNIVERSITY CONFIDENTIAL AND PROPRIETARY

(c)    is in breach of any obligations that Licensee has to University under any other agreement between Licensee and University, and Licensee fails to remedy any such breach or default within forty-five (45) days after written notice thereof by University;

(d)    makes any materially false report and such termination shall be upon written notice to Licensee;

(e) to the extent not prohibited by applicable law commences a voluntary case as a debtor under the Bankruptcy Code of the United States or any successor statute (the “Bankruptcy Code”), or if an involuntary case is commenced against Licensee under the Bankruptcy Code, or if an order for relief shall be entered in such case, or if the same or any similar circumstance shall occur under the laws of any foreign jurisdiction; and/or

(f)    takes any action that purports to cause or causes any of the University Patent Rights, Joint Patent Rights, University Technical Information, or Joint Technical Information to be subject to any lien or encumbrance, and such termination shall be upon written notice to Licensee.

6.3    Licensee Right to Terminate. Licensee may terminate this Agreement at any time on written notice to University at least ninety (90) days prior to the termination date specified in the notice. Such notice shall provide reasonable detail of Licensee’s reason for such termination.

6.4    Effect of Expiration or Termination. Upon the expiration or termination of this Agreement, all rights granted herein shall automatically revert to University. Unless this Agreement expires, Licensee shall immediately cease and cause its Sublicensees to immediately cease practicing the University Patent Rights and University Technical Information, and Licensee shall return to University or destroy, as University directs, all of University Technical Information and University Confidential Information. Notwithstanding the expiration or termination of this Agreement, neither party is relieved of its rights and obligations that have previously accrued. Terms and conditions of this Agreement that by their nature prescribe continuing rights and obligations shall survive the termination or expiration of this Agreement, including: (i) Licensee’s obligation to pay any fees accrued or perform obligations remaining unpaid or unperformed under the terms of this Agreement prior to such termination; and (ii) Licensee’s obligations under Sections 3.4, 3.6, 3.7, 4.1, and, to the extent proceedings have been initiated, Section 4.6, Article 5, this Section 6.4 and Article 7.

ARTICLE 7 — MISCELLANEOUS

7.1    Assignment. This Agreement shall not be assigned or transferred by either party without the prior written consent of the other (such consent not to be unreasonably withheld for more than forty-five (45) days, and if the other party does not respond within those forty-five (45) days, it is deemed as consent to such assignment or transfer) except that Licensee may assign this Agreement, without any consent by University, as part of a sale, regardless of whether such a sale occurs through an asset sale, stock sale, merger or other combination, or any other transfer of (i) Licensee’s entire business; or (ii) that part of Licensee’s business such as a therapeutic division or business unit that exercises all rights granted under this Agreement. Any conveyance inconsistent with the terms and conditions of this Agreement shall be null and void. This Agreement shall be binding on the parties and their respective successors and assigns and inure to the benefit of the

UNIVERSITY CONFIDENTIAL AND PROPRIETARY

parties and their respective permitted successors and assigns. Notwithstanding anything to the contrary in this Agreement, this agreement cannot be assumed or assigned by Licensee, any trustee acting on behalf of the assets of Licensee, or otherwise including in connection with Licensee’s insolvency, liquidation, appointment over any assets related to this Agreement, voluntary or involuntary arrangement with any of its creditors, ceasing to carry on its business or any similar event under the law of any foreign jurisdictions, unless such assignee provides evidence satisfactory to University that such assignee has the capability to perform as required by this Agreement.

7.2    No Third Party Beneficiaries. The representations, warranties, covenants and undertakings contained in this Agreement are (Or the sole benefit of the parties and their permitted successors and assigns and shall not be construed as conferring any rights on any third party.

7.3    Notices. All notices required or desired to be given under this Agreement, and all payments to be made to University under this Agreement, shall be delivered to the parties at the addresses set forth on Schedule 1. as may be amended unilaterally upon notice in compliance with this provision. Notices may be given by hand or by a nationally recognized overnight delivery service. The date of personal delivery or one day after the dare of deposit with the overnight delivery service for next business day delivery, as the case may be, shall be the date the notice is deemed delivered under this Agreement

7.4    Severability. The provisions of this Agreement are severable, and if any provision is determined to be invalid or unenforceable in a given jurisdiction, such invalidity or non-enforceability shall not in any way affect the validity and enforceability of the remaining provisions or the validity or enforceability of those provisions in any other jurisdiction. Any invalid or unenforceable provision will be reformed promptly by the parties to effectuate their intent as evidenced on the Effective Date.

7.5    Governing Law and Venue. This Agreement is governed and interpreted under the laws of the state of Illinois, excluding any conflict of laws provisions, and Licensee (a) consents to avail itself of the courts located within the state of Illinois and submits to the jurisdiction of any local, state or federal court located within the state of Illinois; (b) shall not bring any action or claim against University in any other jurisdiction; (c) shall require that its Affiliates and Sublicensees agree not to bring any action or claim against University in any other jurisdiction; and (d) consents to delivery and service of process by means of the notice provisions established in this Agreement. Nothing in this Agreement shall be construed as a waiver of sovereign immunity by or on behalf of University.

7.6    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument. The parties agree that duplicated, electronic, or facsimile signatures shall be deemed original for all purposes.

7.7    Relationship of Parties. There is no relationship of principal to agent, master to servant, employer to employee, or franchiser to franchisee or joint venture or partnership between the parties created by this Agreement. Neither party has the authority on behalf of the other to bind the other or incur any obligation.

UNIVERSITY CONFIDENTIAL AND PROPRIETARY

7.8    Headings. The headings of the articles, sections, subsections, and paragraphs of this Agreement including in Exhibits and the Schedule have been added for convenience only and shall not affect the interpretation or construction of this Agreement in any manner.

7.9    Advertising. Licensee shall not use, and shall cause its Sublicensees to not use, the names or trademarks of University or its Representatives any adaptation thereof, including any commercial activity, marketing, advertising or sales brochures without the prior written consent of University in each instance, which consent may be granted or withheld in University’s sole and complete discretion. Notwithstanding the foregoing, Licensee may use the name of University in a factual manner in: (a) executive summaries, business plans, offering memoranda and other similar documents used by Licensee for the purpose of raising financing for the operations of Licensee or entering into commercial contracts with third parties, but in such case only to the extent necessary to inform a reader that the Patent Rights and Technical Information have been licensed by Licensee from University, or to inform a reader of the identity and published credentials of the University faculty members listed as inventors of the Patent Rights and Technical Information; and (b) any securities reports required to be tiled with the Securities and Exchange Commission.

7.10    Conflicts. Licensee acknowledges and agrees that it will use reasonable efforts to avoid potential conflicts of interest between the University and University employees who may also be employees, consultants, shareholders or directors of Licensee. Licensee agrees to cooperate with University with respect to the University of Illinois Policy on Conflicts of Commitment and Interest, available at http://www.research.uiuc.edu/coi/index.asp, and to work constructively with University to manage and mitigate any conflicts that may arise in the course of this and related agreements between it and University.

7.11    Confidentiality.

(a)    Subject to Section 7.12(c), Licensee agrees to maintain, and shall cause its Sublicensees to maintain, Schedule 1, Technical Information, and all Confidential Information provided by or on behalf of University hereunder in confidence, and only use Confidential Information as required and permitted by Section 2.1(b). Licensee may disclose Confidential Information to potential Sublicensees or investors, provided that Licensee shall first obtain from the intended recipient(s) a valid and binding confidentiality agreement which is at least as protective of the Confidential Information as the confidentiality agreement Licensee employs to protect its own proprietary and confidential information, which shall reflect no less than those restrictions on Licensee herein. Licensee shall take, and shall cause its Sublicensees to take, such actions as the University may reasonably request from time to time to safeguard the confidentiality of University Confidential Information.

(b)    Subject to Section 7.12(c), University agrees to maintain all Confidential Information provided by or on behalf of Licensee hereunder in confidence, and only use Confidential Information as required and permitted by this Agreement. University shall take such actions as the Licensee may reasonably request from time to time to safeguard the confidentiality of Licensee Confidential Information. Licensee acknowledges and agrees that University is a public body subject to the Illinois Freedom of Information Act (5 ILCS §140/1 et seq.).

UNIVERSITY CONFIDENTIAL AND PROPRIETARY

(c)    If receiving party is required by law, regulation, or court order to disclose any of the Confidential Information, then it may do so provided that it had promptly notified disclosing party, and discloses only such Confidential Information as is legally required. Licensee acknowledges that University is subject to compliance with requests made under the Freedom of Information Act.

(d)    Given the nature of the each party’s Confidential Information licensed hereunder and the competitive damage that would result to the respective party upon unauthorized disclosure or use thereof, the parties hereby agree that monetary damages may not be sufficient remedy for any breach of this Section 7.12, and, therefore, in addition to and not in lieu of any other rights or remedies, each party may seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Section 7.12 without showing actual monetary damages in connection with such remedy.

(e)    The parties may have entered into one or more confidentiality agreements with respect to some or all of the Confidential Information (collectively, the “Confidentiality Agreements”) and agree that as of the Effective Date, the Confidentiality Agreements are terminated and this Agreement shall govern the disclosure and use of Confidential Information. Any Confidential Information provided under the Confidentiality Agreements will be treated as a disclosure made under this Agreement.

7.12    Entire Agreement, Amendment and Waiver. The Schedule and Exhibits are attached hereto and incorporated herein by reference. This Agreement, including all Exhibits and the Schedule, and any agreements between the parties referenced herein, contain the entire understanding of the parties with respect to the subject matter of this Agreement and supersede any and all prior written or oral discussions, arrangements, courses of conduct or agreements. Except as expressly stated herein, this Agreement may be amended only by an instrument in writing duly executed by the parties. The waiver of a breach hereunder may be effected only by a writing signed by the waiving party and shall not constitute a waiver of any other breach. The delay or failure to assert a right or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver, or excuse a similar or subsequent failure to perform any such term or condition.

UNIVERSITY CONFIDENTIAL AND PROPRIETARY

IN WITNESS WHEREOF, the parties hereto have caused this valid and binding agreement to be executed by their respective duly authorized officers or representatives on the date indicated below.

THE BOARD OF TRUSTEES OF THE UNIVERSITY OF ILLINOIS		LICENSEE

By:	/s/	By:	/s/
	Date		Name/Title/Date

Attest:	/s/		Ocugen, Inc.
Date

UNIVERSITY CONFIDENTIAL AND PROPRIETARY

Schedule 1 to Exclusive License Agreement

ARTICLE I DEFINITIONS

TECH ID #	PATENT APPLICATION TITLE	APPLICATION #	COUNTRY	ISSUE DATE	PATENT #
[___]**	[___]**	[___]**

Field means the treatment, palliation, prevention and/or cure of any human or animal disease, disorder, or condition.

Territory means Worldwide,

Technical Information:

[___]**

[___]**

Any technical or clinical data generated to date related to brimonidine tartrate

ARTICLE 3 PAYMENTS AND REPORTS

Signing Fee: $15,000
Royalty on ≤ $[___]** million Net Sales of Product:	[___]** %
Royalty on ≥ $[___]** million Net Sales of Product:	[___]** %
Royalty on ≤ $[___]** million Net Sales of Sublicensee Revenues:	[___]** %
Royalty on ≥ $[___]** million Net Sales of Sublicensee Revenues:	[___]** %

Non-royalty Revenue
One Sublicense:
Multiple Sublicenses:	[___]** %, $[___]** [___]** %, $[___]**

UNIVERSITY CONFIDENTIAL AND PROPRIETARY

License Year	Minimum Payment
Year 1		$0.0
Year 2		$0.0
Year 3		$20,000
Year 4	$	[___	]**
Year 5	$	[___	]**
Year 6 and every year thereafter until first commercial sale:		$50,000

Milestone Event	Payment
Initiation of Phase 3 clinical trial for the first indication (dosing first patient)	$[___]**
Filing of NDA for the first indication	$[___]**
First commercial sale of Product for the first indication	$[___]**

Checks payable to:	Board of Trustees of the University of Illinois and reference this Agreement
Office of Technology Management
Attention: Director
University of Illinois at Chicago
446 College of Medicine East, MC 682
808 S. Wood
Chicago, IL 60612-7227

Email notice:	[___]**
Include with wire details (anticipated wire amount, origination) and reference this Agreement.

Wire to:	[___]**

ARTICLE 5 REPRESENTATIONS; INDEMNIFICATION

Minimum Insurance Requirements

General Liability: (i) $[___]**per occurrence, with an aggregate minimum of $[___]** for personal injury or death; and an additional (ii) $[___]** per occurrence, with an aggregate minimum of $[___]** for property damage.

UNIVERSITY CONFIDENTIAL AND PROPRIETARY

ARTICLE 7 MISCELLANEOUS

Notices
If to University:	Office of Technology Management
University of Illinois at Chicago (MC 682)
1853 West Polk Street, Suite 446
Chicago, IL 60612-7335
FEIN:
Phone: [___]**
Fax: [___]**

With copy to:	OTM Legal Counsel
1737 W. Polk Suite 405 (mc/225)
Chicago, IL 60612

If to Licensee:	Ocugen, Inc. (Attention: [___]**)
One Great Valley Parkway
Suite #8
Malvern, PA 19355
FEIN:
Phone: [___]**
Fax:

With copy to:	[___]**
[___]**
[___]**
[___]**
[___]**

Exhibit A to Exclusive License Agreement

Royalty Period __________, ____ to __________, ____

Information from Licensee per Product:

1.	Product name, number and description, and applicable Patent Rights and/or Technical Information

2.	Units of Product sold, transferred, practiced, performed or otherwise provided and in which country

3.	Units or Product provided as part of non-case exchange or other than through an arms-length transaction

4.	Gross invoice amount for Product

5.	Application of foreign currency conversion rate, shown for each currency received for Product

6.	Calculation of Net Sales, including deductions

7.	Royalty rates

8.	Total royalty payment amount

9.	Sublicensee Revenue accrued in Royalty Period

10.	Calculation of Annual Minimum owed

11.	Milestone Payments made during Royalty Period with specific reference to Milestones Event listed on Schedule 1

Information per Sublicensee shall include the above plus:

1.	Name and address of each Sublicensee:

2.	Total amounts reported above, with respect to each Sublicensee